Exhibit 10.2

December 23, 2008

James Ingold

1230 W. Kenilworth Avenue

Palatine, IL 60067

Dear Jim:

On behalf of iPCS Wireless, Inc. (the “Company”), I am pleased to inform you that you are eligible to receive a retention bonus in accordance with the terms and conditions of this letter agreement. Reference is made to your offer letter dated December 28, 2007 (the “Offer Letter”).  This letter agreement is supplemental to the severance benefits provided by the Offer Letter and the terms and provisions of such Offer Letter shall remain in full force and effect.   Capitalized terms used in this letter agreement are defined below.

Except as specifically provided herein, in the event, and only in the event, that (i) a Change of Control of iPCS, Inc. occurs on or after January 1, 2010 and on or prior to the Expiration Date and (ii) the Vesting Date has occurred, the Company shall pay you a retention bonus (the “Retention Bonus”) in an amount equal to six (6) months compensation, less any applicable withholding taxes, payable in a single lump sum either (i) 50 days following the Vesting Date if your payment is on account of your Involuntary Termination or (ii) five days following the Vesting Date if your  payment is on account of any reason other than your Involuntary Termination. Notwithstanding the foregoing, the Company shall have no obligation to pay the Retention Bonus to you in the event that (a) you have not been continuously employed on a full-time basis from the date hereof until the Vesting Date, (b) you are not in Good Standing on the Vesting Date, or (c) in the event of your Involuntary Termination on or prior to the Vesting Date, you fail to execute and deliver to the Company a valid Release and the period during which the Release can be revoked has expired on or prior to the 45th day following such Involuntary Termination.  The Company shall have no obligations under this letter agreement unless and until a Change of Control occurs on or prior to the Expiration Date   If a Change of Control has not occurred on or prior to the Expiration Date, this letter shall terminate and have no further force and effect.

For purposes of determining the Retention Bonus to be paid hereunder, your monthly compensation shall consist of your monthly base salary as of the Vesting Date plus an amount equal to your average monthly commission and/or at-risk earnings, if any, over the six-month period immediately prior to your Vesting Date, but not including any bonus earnings.

For purposes of this letter agreement, the following terms are defined as follows:

“Cause” shall be as defined in the Severance Plan.

1901 N. Roselle Road, Suite 500  •  Schaumburg, IL 60195  •  Ph:  847-885-2833  •  www.ipcswirelessinc.com

“Change of Control” shall be as defined in the iPCS, Inc. Amended and Restated 2004 Long-Term Stock Incentive Plan, as in effect as of the date hereof.

“Expiration Date” shall mean, initially, December 31, 2010 and, thereafter, December 31 of each subsequent calendar year unless, at least 90 days prior to the Expiration Date then in effect, the Company provides you written notice that the provisions of this letter will not continue after such then current Expiration Date.  Notwithstanding the foregoing, the Company shall have the right to provide written notice to you on or prior to October 3, 2009 that the provisions of this letter shall be null and void.

“Good Reason” shall be as defined in the Severance Plan.

“Good Standing” shall be as defined in the Severance Plan.

“Involuntary Termination” shall be defined as any termination of your employment with the Company and all of its affiliates that occurs on or after the date of a Change of Control, and which termination is for any reason other than (i) due to your death or disability, (ii) by the Company for Cause or (iii) by you without Good Reason.  A change in your employer among the Company and its affiliates will not be treated as a termination of employment for purposes of this letter agreement.

“Release” shall mean a written release signed by you, in form and substance satisfactory to the Company, of all claims against the Company, its affiliates and agents.

“Severance Plan” shall mean the iPCS, Inc. Standard Severance Plan, as in effect from time to time.

“Vesting Date” shall mean the earlier to occur of (i) the date that is 120 days after the Change of Control and (ii) the date of your Involuntary Termination.

In addition to the Retention Bonus, you shall continue to be entitled to receive any severance for which you are eligible as of the Vesting Date under the Severance Plan and/or any special severance plan, as may be, in the Company’s sole discretion, in effect from time to time.  Nothing contained in this letter agreement shall (i) disqualify you from being eligible to receive any severance for which you are otherwise eligible under the Severance Plan and/or any special severance plan, (ii) confer upon you any right to continue in the employ of the Company, (iii) constitute any contract or agreement of employment, or (iv) interfere in any way with the right of the Company to terminate your employment at any time, with or without Cause. Any Retention Bonus paid pursuant to this letter agreement shall not be included for purposes of determining benefits under any other benefit plan, program, or arrangement of the Company. Upon payment of the Retention Bonus, this letter agreement shall terminate and have no further force and effect.

Finally, please note that only a select group of associates are eligible to receive a retention bonus and, therefore, we expect you to keep this matter confidential.  Any failure on your part to maintain such confidentiality as to the existence and subject matter of this letter may result in disciplinary action being taken by the Company, including the withdrawal of the benefits of this letter.

If you are in agreement with the terms and conditions of this letter agreement, please sign below and return the executed letter to my attention on or before December 31, 2008.

iPCS WIRELESS INC.

		By:	/s/ Timothy M. Yager
		Name:	Timothy M. Yager
		Its:	President and CEO

Agreed and accepted on this 30th day of December, 2008

By:	/s/ James F. Ingold